Exhibit 99.(d)(1)(A)(x)

AMERICAN BEACON FUNDS

AMERICAN BEACON SELECT FUNDS

Ninth AMENDMENT TO Management Agreement

This Ninth Amendment (the “Amendment”) to the Management Agreement dated December 29, 2023 (“Agreement”), as amended, by and among the American Beacon Funds and the American Beacon Select Funds, each a Massachusetts business trust (each, a “Trust”), on behalf of each Fund of a Trust listed on schedule(s) thereto (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”), is entered into as of November 19, 2025, (the “Effective Date”). American Beacon Funds, American Beacon Select Funds, and the Manager are together referred to herein as the “Parties.”

WHEREAS, the Parties hereto desire to amend the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Amendment to the Agreement

The Agreement is amended to add the following new Section:

24.	Privacy, Data Protection and Breach Notification in Accordance with Amendments to Regulation S-P

(a)       Definitions

(i)	“Applicable Privacy and Data Protection Laws” means any applicable laws, guidance, binding industry standards, rules or regulations (i) with which the Manager is required to comply, and/or (ii) which apply to the Processing of Fund Data and, in each case, which relate to privacy, the Processing of Personal Information, the security of Fund Data, and/or data breach disclosure and notification, including the GLBA.

(ii)	“Fund Data” means any information Processed by the Manager on behalf of a Fund in connection with providing the Services, including all Personal Information.

(iii)	“GLBA” means Title V of the Gramm-Leach-Bliley Act of 1999, and the rules and regulations promulgated thereunder that apply to a Fund, the Manager, and/or Fund Data, including, in all cases, the Securities and Exchange Commission’s (“SEC”) Regulation S-P, as amended.

(iv)	“Personal Information” means any and all information that the Manager Processes on behalf of a Fund in connection with providing the Services that (i) identifies, or that alone or in combination with other information allows for the identification of, an individual; and/or (ii) that is defined as “Consumer Information,” “Customer Information,” “Nonpublic Personal Information,” “personal information,” “personal data” and/or “Sensitive Customer Information” under Applicable Privacy and Data Protection Laws.

(v)	“Process” and its conjugates means any operation or set of operations that is performed upon Fund Data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of Fund Data, including Personal Information.

(vi)	“Security Breach” means any unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Fund Data, including Personal Information, in the possession or control of the Manager, that has occurred or is reasonably likely to occur, or any other act or omission that compromises the security, integrity, or confidentiality of such information. A Security Breach shall at all times include unauthorized access to or use of Customer Information that has occurred or is reasonably likely to have occurred.

(vii)	“Services” has the meaning given to it in the Agreement.

For purposes of this Amendment, the terms “Consumer,” “Consumer Information,” “Customer,” “Customer Information,” “Customer Information Systems,” “Disposal,” “Financial Institution,” “Nonpublic Personal Information,” and “Sensitive Customer Information,” have the meanings given to those terms in the SEC’s Regulation S-P, as amended (17 C.F.R. Part 248).

(b)       Confidentiality

(i)	The Manager agrees to treat as confidential all Fund Data and all information that is furnished to it by a Fund or its agents or representatives, directly or indirectly, whether orally, in writing, electronically or in other tangible form or format, and which is identified as confidential or proprietary or that is disclosed in such a manner that a reasonable person would understand the information to be confidential, (“Confidential Information”). The Manager agrees to Process, use and disclose all Confidential Information solely for the purpose of providing the Services and shall not disclose Confidential Information to any person, affiliate or third party, provided that such information may be disclosed: (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency; (ii) if the Manager is advised by counsel that it may incur liability for failure to make a disclosure; (iii) at the request of and with the prior written consent of a Fund; and (iv) to the Manager’s service providers, employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions, as is necessary in relation to providing the Services, so long as, with respect to each of (i) through (iv), the Manager requires the recipient of Confidential Information to treat such information as confidential and comply with restrictions on the Processing of Confidential Information that are substantially similar to those set forth in this Section.

(ii)	The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement. or (ii) that is independently derived by the Manager without the use of any information provided by a Fund.

(iii)	The Parties acknowledge and agree that notwithstanding anything in the foregoing Sections 24 (b)(i) and 24 (b)(ii), the Privacy and Data Protection terms in Section 24(c) apply at all times to all Fund Data and control in the case of a conflict with the terms in this Section 24(b).

(c)       Privacy and Data Protection

(i)	Compliance with Applicable Privacy and Data Protection Laws

The Manager agrees that it currently and at all times will comply with Applicable Privacy and Data Protection Laws.

(ii)	Restrictions on Use; Engagement of Sub-Contractors

Subject to applicable legal requirements, the Manager agrees that it will use, disclose and Process Fund Data solely to the extent necessary to provide the Services and for no other purpose. If the Manager discloses Fund Data to another person or entity, or otherwise permits another person or entity to Process Fund Data, the Manager shall require such persons and entities to at all times (i) comply with terms materially similar to those set forth in this Amendment; (ii) limit the Processing, use and disclosure of Fund Data as set forth in this Amendment; and (iii) comply with Applicable Privacy and Data Protection Laws, including the GLBA and the redisclosure and reuse obligations set forth therein.

(iii)	Compliance with GLBA/Reg. S-P

The Manager acknowledges that in connection with providing the Services, it may receive or otherwise Process Nonpublic Personal Information about current, former or prospective Fund shareholders and that such information may be subject to the GLBA. When Processing such Nonpublic Personal Information, the Manager represents and warrants that it shall use and disclose Nonpublic Personal Information solely as is necessary to provide the Services and that it shall at all times comply with the GLBA to the same extent as the GLBA is applicable to the Fund itself, including with the redisclosure and reuse obligations set forth therein.

(iv)	Written Information Security Program; Policies and Procedures

The Manager has established and maintains written policies and procedures that address administrative, technical, and physical safeguards for the protection of information, including Fund Data. Such written policies and procedures must be reasonably designed to (i) ensure the security and confidentiality of Fund Data; (ii) protect against anticipated threats or hazards to the security or integrity of Fund Data; and (iii) protect against unauthorized access to or use of Fund Data that could result in substantial harm or inconvenience to any individual or Customer. Such written policies and procedures must apply to the Manager’s Processing of Fund Data, be reasonably designed to comply with Applicable Privacy and Data Protection Laws, and include a written program reasonably designed to detect, respond to, and recover from Security Breaches.

(v)	Technical Safeguards

The Manager has implemented security controls that apply to its Processing of Fund Data and to the Information Systems on which Fund Data is Processed and which, in each case, are reasonable and designed to: (i) ensure the security and confidentiality of Fund Data; (ii) protect against anticipated threats or hazards to the security or integrity of Fund Data; (iii) protect against unauthorized access to or use of Fund Data that could result in substantial harm or inconvenience to any individual or Customer; (iv) comply with Applicable Data Protection Laws; and (v) prevent Security Breaches.

(vi)	Compliance Reporting; Certifications

The Manager certifies its compliance with the terms of this Amendment as of the date of the Amendment and will immediately notify the Trusts and Funds in the event it becomes aware that any of the representations and warranties in this Amendment are no longer accurate. The Manager shall, on at least an annual basis hereafter, and more frequently at the reasonable written request of a Trust or Fund, provide a written certification of its compliance with the terms of this Amendment. Upon reasonable advance notice, the Manager shall permit representatives of the Trusts and Funds to conduct an annual compliance review of the Manager’s practices and compliance with the terms set forth in this Amendment, which may include an in-person visit to the Manager’s office.

(vii)	Data Breach: Notification

The Manager will provide written notification to the Trusts and Funds as soon as possible, but no later than 72 hours after becoming aware that a Security Breach is occurring or has occurred. The written notification shall include the following details regarding the Security Breach: (i) the root cause of the Security Breach and an assessment of the nature and scope of the Security Breach, including the Customer Information Systems and categories of Fund Data that may have been impacted; (ii) the estimated date or date range within which the Security Breach occurred and the date on which the Manager first discovered or became aware of the Security Breach; (iii) the approximate number of individuals or entities whose information was impacted; and (iv) the measures taken to contain and control the Security Breach at the time of notification and proposed to be taken to address the Security Breach. In the event such information has not yet been ascertained at the time the Manager makes its initial notification to the Trusts and Funds, or new facts become available that are different from those already reported to the Trusts and Funds, the Manager agrees to provide prompt notification and updates to the Trusts and Funds thereof on an ongoing basis.

(viii)	Data Breach: Response

Upon discovering or being made aware of a Security Breach, the Manager shall immediately take steps to contain and control the Security Breach and to prevent further unauthorized access to or use of Fund Data. The Manager shall also take steps to mitigate the impact of the Security Breach, identify the root cause, and implement measures to prevent future occurrences.

(ix)	Data Breach: Cooperation

The Manager shall cooperate with each Trust and Fund, as applicable, and their agents and representatives in good faith to investigate and respond to any Security Breach.

(x)	Data Breach: Non-Disclosure

Unless required by applicable law, and in such case only with prior written notification to the Trusts and Funds, as applicable, under no circumstance shall the Manager notify, alert or correspond with any individual or entity verbally, in writing or otherwise, about a Security Breach.

(xi)	Cyber-Insurance

The Manager acknowledges and agrees that it currently and at all times will maintain the required amount of dedicated and comprehensive cyber-liability insurance with a reputable carrier.

(xii)	Data Deletion and Disposal

Upon termination of the Agreement, the Manager shall promptly, subject to applicable legal requirements, ensure the proper Disposal of Fund Data. The Manager shall at all times use reasonable measures to protect against unauthorized access to or use of Fund Data in connection with the Disposal thereof and represents and warrants that it has adopted and implemented written policies and procedures that address the proper Disposal of Fund Data which are consistent with the requirements of Applicable Privacy and Data Protection Laws. At the request of a Trust or Fund, Manager shall certify that the Fund Data has been properly disposed.

(xiii)	Survival

The undertakings and obligations contained in this Section 24(c) shall survive the termination or expiration of this Agreement.

2.       Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

3.       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form and the Parties hereby adopt as original any signatures received electronically.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Dated as of:	November 19, 2025

AMERICAN BEACON FUNDS	AMERICAN BEACON ADVISORS, INC.
AMERICAN BEACON SELECT FUNDS

By:	/s/ Gregory J. Stumm	By:	/s/ Paul Cavazos
	Gregory J. Stumm		Paul B. Cavazos
	President		Senior Vice President